Exhibit 99.1

VaxGen Phase I/II Study of Attenuated Smallpox Vaccine Candidate Completes Enrollment

BRISBANE, Calif. – July 11, 2005 – VaxGen, Inc. (VXGN.PK) announced today that it has completed enrollment of 153 volunteers in a Phase I/II clinical trial designed to evaluate the safety of and immune response to its attenuated smallpox vaccine candidate, LC16m8. LC16m8 has been licensed in Japan and forms the basis of that country’s strategic national stockpile of smallpox vaccine. Data from this trial will be presented at a scientific meeting later this year. Medical centers participating in the study include Saint Louis University Health Sciences Center, Solano Clinical Research, Stanford University, University of Kentucky Medical Center and Vanderbilt University Medical Center.

About the Phase I/II Clinical Trial of LC16m8

The blinded comparative study randomized 153 volunteers in a ratio of 4:1 to receive a single dose of either LC16m8 or Dryvax®, the smallpox vaccine currently licensed in the United States. Study volunteers were carefully screened for cardiac risk factors prior to enrollment. The screening process included a physician’s assessment of the volunteer’s medical history, a physical exam, and a panel of cardiac and laboratory tests.

A Safety Monitoring Committee (SMC) composed of physicians experienced in evaluating smallpox vaccine reactions evaluated interim safety data for both vaccine groups in October 2004 and again in April 2005. There were no cases of myopericarditis and no safety concerns, so enrollment was allowed to continue.

All study volunteers continue to be evaluated for safety in the clinic after vaccination and return for regular safety assessments throughout the study. No one is exposed to smallpox as a part of the clinical study.

About LC16m8

VaxGen is developing LC16m8 in the United States in partnership with the Chemo-Sero-Therapeutic Research Institute (KAKETSUKEN) of Kumamoto, Japan. The vaccine was initially developed in Japan to address the need for a smallpox vaccine that was safer than but as effective as conventional, unattenuated smallpox vaccines. Studies involving approximately 50,000 children were conducted in Japan, where the vaccine is currently licensed and manufactured commercially.

LC16m8 is produced in cell culture from vaccinia virus that has been attenuated, or modified, to reduce its potential to cause unwanted side effects. LC16m8 has been shown to be less neurovirulent than unattenuated strains of vaccinia in animal models(1). Additionally, studies presented at the 7th Annual Conference on Vaccine Research sponsored by the National

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(1) S. Hashizume. The 39th Saburo Kojima Memorial Culture Prize: Development of the Attenuated Smallpox Vaccine, LC16m8, Produced by Cell Culture. 28 Modern Media (Immunity). Vol. 50. No. 2. 2004.

Foundation for Infectious Diseases in May 2004 demonstrated that LC16m8 provided 100% protection against poxvirus infection in both rabbits(2) and mice(3).

About VaxGen, Inc.

VaxGen, Inc. is a biopharmaceutical company engaged in the development, manufacture and commercialization of biologic products for the prevention and treatment of human infectious diseases. Based in Brisbane, Calif., the company is developing vaccines against anthrax, smallpox and Meningitis B. VaxGen is the largest stockholder in Celltrion, Inc., a joint venture established to provide contract manufacturing to the global pharmaceutical industry. For more information, please visit the company’s web site at: www.vaxgen.com.

NOTE: This press release contains “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements include without limitation, statements as to the timing, scope and results of any clinical trials or future development and commercialization activities of LC16m8, the safety and efficacy of LC16m8 and KAKETSUKEN’s ability to continue manufacture of LC16m8. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to Item 8.01 of the company’s Current Report on Form 8-K filed by VaxGen on March 31, 2005, under the heading “Risk Factors” for a more detailed description of such risks. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.

Contact:

Paul Laland

Vice President, Public Affairs

650-624-1041

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(2) C. Empig, M. Merret-Gentil, T. Dermody, S. Isaacs, E. White, A. Rice, R. Moyer. The Attenuated Vaccinia-Lister Vaccine LC16m8 Protects Rabbits from Lethal Rabbitpox Challenge. National Foundation for Infectious Diseases 7th Annual Conference on Vaccine Research, May 26, 2004.

(3) C. Empig, J. Schriewer, R.M.L. Buller. The Attenuated Vaccinia-Lister Vaccine LC16m8 Protects Mice from Aerosolized Ectromelia Challenge. National Foundation for Infectious Diseases 7th Annual Conference on Vaccine Research, May 26, 2004.